Exhibit 10.4
FIDELITY NATIONAL INFORMATION SERVICES, INC.
March 31, 2009
Michael D. Hayford
4900 West Brown Deer Road
Milwaukee, Wisconsin 53223
Dear Mr. Hayford:
          As you know, your Employment Agreement with Fidelity National Information Services, Inc. (the “Company”), dated as of March 31, 2009 (the “Employment Agreement”) will become effective upon the closing of the merger of Metavante Technologies, Inc. (“Metavante”) with Cars Holdings, LLC, a wholly owned subsidiary of the Company, pursuant to an Agreement and Plan of Merger, dated as of March 31, 2009, by and among the Company, Metavante and Cars Holdings, LLC (the “Merger Agreement”). In consideration of the new restrictive covenants that you have agreed to in the Employment Agreement and to incentivize you to continue to remain an integral part of the Company and its affiliates in your new position to be located in Jacksonville, Florida, the Company will provide you with a retention bonus of $3,000,000 (the “Retention Bonus”), subject to and in accordance with the terms and conditions described in this letter agreement (the “Letter Agreement”).
          The Retention Bonus will be paid to you on the first normal payroll date following the seven-month anniversary of the Closing Date (as defined in the Merger Agreement) (the “Payment Date”), subject to the following conditions:
•	You must purchase (or enter into an annual lease to rent) a residential property in, the Jacksonville, Florida metropolitan area and, prior to the Payment Date, certify in writing to the Company that you have made such a purchase (or entered into such a lease);

•	You must execute (and not revoke) a release, as described in Section 28(b) of the Employment Agreement (the “Release”); and

•	You must not have voluntarily terminated your employment with the Company or its affiliates other than for Good Reason (as defined in your Employment Agreement) prior to the Payment Date.
          The foregoing conditions (except the Release) in this Letter Agreement concerning payment of your Retention Bonus shall be deemed satisfied and to have been waived by the Company if, prior to the Payment Date, you are “separated from service” (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) from the Company and its affiliates (1) involuntarily by action of the Company, (2) as a result of your Disability (as defined in your Employment Agreement), (3) by you for Good Reason (as defined in your Employment Agreement) or (4) as a result of your death, subject to your execution and delivery to the Company (without revocation thereof) of the Release prior to the Payment Date.

Michael D. Hayford

          In addition, to assist you in relocating to Jacksonville, Florida, you will be provided with relocation benefits specified in Appendix A to this Letter Agreement.
          The Retention Bonus payment is subject to deduction and withholding for applicable income and payroll taxes or otherwise as required by law. Except as otherwise provided herein, the Company’s obligation to make any payments provided for in this Letter Agreement, including, without limitation, the Retention Bonus, and otherwise to perform its obligations hereunder will not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against you or others. This Letter Agreement does not prevent or limit your continuing or future participation in any benefit, bonus, incentive or other plan, program, arrangement or policy of the Company or its affiliates for which you and/or your dependents may qualify, including, without limitation, your Employment Agreement. However, neither the Relocation Bonus nor the relocation benefits specified in Appendix A will be taken into account in computing any benefits under any plan, program or arrangement of the Company or its affiliates.
          This Letter Agreement will be binding upon any successor to the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise) in the same manner and to the same extent that the Company would be obligated under this Letter Agreement if no succession had taken place. This Letter Agreement will be governed by, and construed in accordance with, the laws of the State of Florida, without reference to its conflict of law rules.
          Please acknowledge your acceptance and understanding of this Letter Agreement by signing and returning it to the undersigned. A copy of this signed Letter Agreement will be sent to you for your records.

FIDELITY NATIONAL INFORMATION
SERVICES, INC.

/s/ Lee A. Kennedy

By:	Lee A. Kennedy

Title:	President and CEO

Accepted and Acknowledged:

MICHAEL D. HAYFORD

/s/ Michael D. Hayford

Date: 3/31/09